13D

CUSIP: 21887L107	Exhibit 1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe such information is inaccurate.

Date: February 17, 2015.

ESSEX WOODLANDS HEALTH VENTURES FUND VII, L.P.		INDIVIDUALS:

By:	Essex Woodlands Health Ventures VII, L.P., Its General Partner	/s/ Ronald Eastman Name: Ronald Eastman

By:	Essex Woodlands Health Ventures VII, L.L.C., Its General Partner	/s/ James L. Currie Name: James L. Currie

By:	/s/ Martin P. Sutter	/s/ Martin P. Sutter

Name: Title:	Martin P. Sutter Managing Director	Name: Martin P. Sutter

ESSEX WOODLANDS HEALTH VENTURES VII, L.P.

By:	Essex Woodlands Health Ventures VII, L.L.C., Its General Partner	/s/ Immanuel Thangaraj Name: Immanuel Thangaraj

By:	/s/ Martin P. Sutter	/s/ Jeff Himawan

Name: Title:	Martin P. Sutter Managing Director	Name: Jeff Himawan

ESSEX WOODLANDS HEALTH VENTURES VII, L.L.C.

By:	/s/ Martin P. Sutter	/s/ Petri Vainio

Name: Title:	Martin P. Sutter Managing Director	Name: Petri Vainio